EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:    Lauren Ponti-Zins
513.246.2137
    Media@bankatfirst.com

First Financial Announces Pay Increase for Hourly Associates and Major Contribution to Foundation

Cincinnati, Ohio – January 3, 2018 – First Financial Bancorp (Nasdaq: FFBC) will raise the starting wage for all new and existing hourly associates to $15 an hour effective immediately. Additionally, the bank has made a $3 million contribution to its newly established charitable foundation. This announcement comes as a result of the recently passed tax legislation, which includes a reduction in corporate tax rates.

First Financial strives to provide fair and competitive salaries and benefits to its associates. Approximately 1,335 associates are employed throughout the First Financial footprint in Ohio, Indiana and Kentucky. The increase will affect 220 of these associates.

“Our associates are our greatest asset. Each day they work to exceed the expectations of our clients, invest time in our communities and live our values,” said Claude Davis, CEO of First Financial. “We continue to look for ways to attract and reward the best talent to help serve our clients and drive the success of the business, as well as ways to be intentional and impactful with investments in our communities.”

The bank established the First Financial Foundation at the end of 2017 with a $3 million contribution, which will fund future charitable donations, including the commitments outlined in the community investment plan announced in October 2017. The five-year, $1.7 billion plan will begin subsequent to the closing of the merger between First Financial Bank and MainSource Bank, anticipated in early 2018.

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About First Financial Bancorp
First Financial Bancorp is a Cincinnati, Ohio based bank holding company. As of September 30, 2017, the Company had $8.8 billion in assets, $6 billion in loans, $6.7 billion in deposits and $915 million in shareholders’ equity. The Company’s subsidiary, First Financial Bank, founded in 1863, provides banking and financial services products through its five lines of business: commercial, consumer, wealth management, specialty finance and mortgage. The commercial, consumer, specialty finance and mortgage units provide traditional banking services to business and retail clients. First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.6 billion in assets under management as of September 30, 2017. The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates more than 100 banking centers. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

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